Exhibit 99.77Q1(e)2 Mission Value Partners and International Equity Fund

Money Manager Agreement

This Agreement is between the TIFF Investment Program, Inc. (“TIP”), a Maryland corporation, for its TIFF International Equity Fund (the “Fund”), and Mission Value Partners, L.L.C. (the “Manager”), a registered investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and is effective as of June 1, 2010 (the “Effective Date”).

Recitals

TIP is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and

TIP wishes to retain the Manager to render advisory services to the Fund, and the Manager is willing to render those services.

The parties therefore agree as follows:

1.Managed Assets

The Manager will provide investment management services with respect to assets placed with the Manager on behalf of the Fund from time to time.  Such assets, as changed by investment, reinvestment, additions, disbursements of expenses, and withdrawals, are referred to in this Agreement as the “Managed Assets.”  The Fund may make additions to or withdraw all or any portion of the Managed Assets from this management arrangement at any time.

2.Appointment and Powers of Manager; Investment Approach

(a) Appointment.  TIP, acting on behalf of the Fund, hereby appoints the Manager to manage the Managed Assets for the period and on the terms set forth in this Agreement.  The Manager hereby accepts this appointment and agrees to render the services herein described in accordance with the requirements described in Section 3(a).

(b) Powers.  Subject to the supervision of the board of directors of TIP and subject to the supervision of TIFF Advisory Services, Inc. (“TAS”) as Investment Adviser to the Fund, the Manager shall direct investment of the Managed Assets in accordance with the requirements of Section 3(a).  TIP, acting on behalf of the Fund, grants the Manager authority to:

(i)acquire (by purchase, exchange, subscription, or otherwise), to hold, and to dispose of (by sale, exchange, or otherwise) securities and other investments;

(ii)determine what portion of the Managed Assets will be held uninvested; and

(iii)enter into such agreements and make such representations (including representations regarding the purchase of securities for investment) as may be necessary or proper in connection with the performance by the Manager of its duties hereunder.

(c) Power of Attorney.  To enable the Manager to exercise fully the discretion granted hereunder, TIP appoints the Manager as its attorney-in-fact to invest, sell, and reinvest the Managed Assets as fully as TIP itself could do.  The Manager hereby accepts this appointment.

(d) Voting.  The Manager shall be authorized to vote on behalf of the Fund any proxies relating to the Managed Assets, provided, however, that the Manager shall comply with any instructions received from the Fund as to the voting of securities and handling of proxies.

(e) Independent Contractor.  Except as expressly authorized herein, the Manager shall for all purposes be deemed to be an independent contractor and shall have no authority to act for or to represent TIP, the Fund, or TAS in any way, or otherwise to be an agent of any of them.

(f) Reporting.  The Manager shall furnish to TIP upon reasonable request such information that TIP may reasonably require to complete documents, reports, or regulatory filings.

3.Requirements; Duties

(a)Requirements.  Subject to Section 3(b), in performing services for the Fund and otherwise discharging its obligations under this Agreement, the Manager shall act in conformity with the following requirements (the “Requirements”):

(i)the 1940 Act, the Internal Revenue Code of 1986, as amended (the “Code”), and all other applicable federal and state laws and regulations which apply to the Manager in conjunction with performing services for the Fund, if any;

(ii)
TIP’s Registration Statement under the 1940 Act and the Securities Act of 1933, as amended, on Form N-1A as filed with the Securities and Exchange Commission relating to the Fund and the shares of common stock in the Fund, as such Registration Statement may be amended from time to time (the “Registration Statement”);

(iii)the Manager’s Investment Guidelines (appended to this Agreement as Exhibit A), which may be amended from time to time through mutual agreement by TAS and the Manager;

(iv)written instructions and directions of the board of directors of TIP; and

(v)written instructions and directions of TAS.

(b)Responsibility with Respect to Actions of Others.  TIP may place the investment portfolio of each of its funds, including the Fund, with one or more investment managers.  Notwithstanding Section 3(a), to the extent the applicability of, or conformity with, the Requirements depends upon investments made by, or activity of, the managers other than the Manager, the Manager agrees to comply with such Requirements (i) to the extent that such compliance is within the Manager’s Investment Guidelines and (ii) to the extent that the Manager is provided with instructions from TIP sufficient to ascertain the applicability of such Requirements.  It is understood and agreed that the Manager shall not be responsible under this Agreement for monitoring the Fund’s overall compliance with any provision of the 1940 Act, the Code or any other federal or state law or regulation, nor shall it be responsible for monitoring the Fund’s overall compliance with the diversification requirements under the 1940 Act or the Code.  If it appears to the Fund at any time that the Fund may not be in compliance with any Requirement and the Fund or TAS so notifies the Manager, the Manager shall promptly take such actions not inconsistent with applicable law as the Fund or TAS may reasonably specify to effect compliance.

(c)Responsibility with Respect to Performance of Duties.  In performing its duties under this Agreement, the Manager will act solely in the interests of the Fund and shall use reasonable care and its best judgment in matters relating to the Fund.  The Manager will not deal with the Managed Assets in its own interest or for its own account.

(d)Delivery of Registration Statement.  TIP shall provide the Registration Statement and all amendments thereto to the Manager promptly after the filing thereof.

4.Recordkeeping and Reporting

(a)Records.  The Manager shall maintain proper and complete records relating to the furnishing of investment management services under this Agreement, including records with respect to the securities transactions for the Managed Assets required by Rule 31a-1 under the 1940 Act.  All records maintained pursuant to this Agreement shall be subject to examination by the Fund and by persons authorized by it during reasonable business hours upon reasonable notice.  Records required by Rule 31a-1 maintained as specified above shall be the property of the Fund; the Manager will preserve such records for the periods prescribed by Rule 31a-2 under the 1940 Act and shall surrender such records promptly at the Fund's request.  Upon termination of this Agreement, the Manager shall promptly return records that are the Fund's property and, upon demand, shall make and deliver to the Fund true and complete and legible copies of such other records maintained as required by this Section 4(a) as the Fund may request.  The Manager may retain copies of records furnished to the Fund.

(b)Reports to Custodian.  The Manager shall provide to the Fund's custodian and to the Fund, on each business day, information relating to all transactions concerning the Managed Assets.

(c)Other Reports.  The Manager shall render to the board of directors of TIP and to TAS such periodic and special reports as the board or TAS may reasonably request.

5.Purchase and Sale of Securities

(a) Selection of Brokers.  The Manager shall place all orders for the purchase and sale of securities on behalf of the Fund with brokers or dealers selected by the Manager in conformity with the policy respecting brokerage set forth in the Registration Statement.  Neither the Manager nor any of its officers, employees, or any of its “affiliated persons,” as defined in the 1940 Act, will act as principal or receive any compensation in connection with the purchase or sale of investments by the Fund other than the management fees provided for in Section 6 hereof.  In placing such orders, the Manager will give primary consideration to obtaining the most favorable price and efficient execution reasonably available under the circumstances and in accordance with applicable law. In evaluating the terms available for executing particular transactions for the Fund and in selecting broker-dealers to execute such transactions, the Manager may consider, in addition to commission cost and execution capabilities, those factors that it deems relevant, such as the financial stability and reputation of broker-dealers and the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended) provided by such broker-dealers. Notwithstanding the foregoing, the Manager is authorized to pay a broker-dealer who provides such brokerage and research services a commission for executing a transaction which is in excess of the amount of commission another broker-dealer would have charged for effecting that transaction if the Manager determines in good faith that such commission is reasonable in relation to the value of the brokerage and research services provided by such broker-dealer in discharging responsibilities with respect to the Fund or to other client accounts as to which it exercises investment discretion.

(b)Aggregating Orders.  On occasions when the Manager deems the purchase or sale of a security to be in the best interest of the Fund as well as other advisory clients of the Manager, the Manager, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be so sold or purchased in order to obtain the most favorable price or lower brokerage commissions and efficient execution.  In such event, allocation of securities so purchased or sold, as well as the expense incurred in the transaction, will be made by the Manager in the manner it considers to be most equitable and consistent with its fiduciary obligations to the Fund and its other clients.

6.Management Fees; Expenses

(a)Management Fees. Schedule I attached hereto sets out the fees to be paid by the Fund to the Manager no later than thirty days after the end of the period to which the fee relates.  The applicable fee rate will be applied to the average daily net assets (gross of expenses except custodian transaction charges) of the Managed Assets, computed as described in the Fund’s Registration Statement.

(b)Expenses.  The Manager shall furnish at its own expense all of its own office facilities, equipment and supplies, and shall perform at its own expense all routine and recurring functions necessary to render the services required under this Agreement including administrative, bookkeeping and accounting, clerical, statistical, and correspondence functions.  The Manager shall not have responsibility for calculating the Net Asset Value of the Fund’s portfolio, but must daily review the pricing of the Managed Assets.  The Fund shall pay directly, or, if the Manager makes payment, reimburse the Manager for, (i) custodial fees and expenses for the Managed Assets, (ii) brokerage commissions, issue and transfer taxes and other costs of securities transactions to which the Fund is a party, including any portion of such commissions attributable to research and brokerage services but not any portion of such commissions attributable to any services which do not constitute brokerage or research services; and (iii) interest and taxes, if any, payable by the Fund.  In addition, the Fund shall pay directly, or, if the Manager makes payment, reimburse the Manager for, such non-recurring special out-of-pocket costs and expenses as may be authorized in advance by the Fund.

7.Non-Exclusivity of Services

 The Manager is free to act for its own account and to provide investment management services to others.  The Fund acknowledges that the Manager and its officers and employees, and the Manager's other clients (including funds sponsored by the Manager), may at any time have, acquire, increase, decrease or dispose of positions in the same investments which are at the same time being held, acquired or disposed of under this Agreement for the Fund.  Neither the Manager nor any of its officers or employees shall have any obligation to effect a transaction under this Agreement simply because such a transaction is effected for his or its own account or for the account of another client of the Manager.  The Fund agrees that the Manager may refrain from providing any advice or services concerning securities of companies for which any officers, directors, partners or employees of the Manager or any of the Manager’s affiliates act as financial adviser, investment manager or in any capacity that the Manager deems confidential, unless the Manager determines in its sole discretion that it may appropriately do so.  The Fund appreciates that, for good commercial and legal reasons, material nonpublic information which becomes available to affiliates of the Manager through these relationships cannot be passed on to Fund.

8.Liability

The Manager shall not be liable to the Fund, TIP, or TAS for any error of judgment, but the Manager shall be liable to the Fund for any loss resulting from willful misfeasance, bad faith, or gross negligence by the Manager in providing services under this Agreement or from reckless disregard by the Manager of its obligations and duties under this Agreement.

9.Representations

(a)The Manager hereby confirms to the Fund that the Manager is registered as an investment adviser under the Advisers Act, that it has full power and authority to enter into and perform fully the terms of this Agreement and that the execution of this Agreement on behalf of the Manager has been duly authorized and, upon execution and delivery, this Agreement will be binding upon the Manager in accordance with its terms.

(b)The Manager represents that it is in material compliance with all applicable laws, both federal and state.

(c)TIP hereby confirms to the Manager that TIP is registered as an investment company under the 1940 Act, that it has full power and authority to enter into and perform fully the terms of this Agreement and that the execution of this Agreement on behalf of the Fund has been duly authorized and, upon execution and delivery, this Agreement will be binding upon TIP in accordance with its terms.

(d)    TIP acknowledges receipt of Part II of the Manager’s Form ADV and Commodity Trading Advisor (CTA) Disclosure Document (if applicable).

(e)     TIP represents that TIP and the Fund are in material compliance with all applicable state and federal securities laws and regulations.

(f)     TIP represents that all of the Fund’s current shareholders are “qualified clients,” in accordance with in Rule 205-3 under the Advisers Act, and all of the Fund’s shareholders will be “qualified clients” for so long as the Manager performs services under this Agreement pursuant to a fee schedule not meeting the requirements of Section 205(b) of the Advisers Act.

10.Term

This Agreement shall continue in effect for a period of two (2) years from the date hereof and shall thereafter be automatically renewed for successive periods of one (1) year each, provided such renewals are specifically approved at least annually in conformity with the requirements of the 1940 Act; provided, however, that this Agreement may be terminated without the payment of any penalty, by (a) the Fund, if a decision to terminate is made by the board of directors of TIP or by a vote of a majority of the Fund’s outstanding voting securities (as defined in the 1940 Act), or (b) the Manager, in each case with at least 30 days' written notice from the terminating party and on the date specified in the notice of termination.

This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act).

11.Amendment

Except as otherwise provided in this Agreement, this Agreement may be amended by mutual consent, but the consent of the Fund must be approved in conformity with the requirements of the 1940 Act and any order of the Securities and Exchange Commission that may address the applicability of such requirements in the case of the Fund.

12.Notices

Notices or other communications required to be given pursuant to this Agreement shall be deemed duly given when delivered in writing or sent by fax or three days after mailing registered mail postage prepaid as follows:

Fund:TIFF Investment Program
c/o TIFF Advisory Services, Inc.
Attn:  General Counsel
Four Tower Bridge
200 Barr Harbor Drive, Suite 100
West Conshohocken, PA 19428
Fax: 610-684-8080

Manager:Mission Value Partners, L.L.C.
651 First Street West, Suite G
Sonoma, CA 95476

Fax:707-750-3321

Each party may change its address by giving notice as herein required.

13.Sole Instrument

This instrument constitutes the sole and only agreement of the parties to it relating to its object and correctly sets forth the rights, duties, and obligations of each party to the other as of its date.  Any prior agreements, promises, negotiations, or representations not expressly set forth in this Agreement are of no force or effect.

14.Counterparts

This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which, taken together, shall be deemed to constitute one and the same instrument.

15.Applicable Law

This Agreement shall be governed by, and the rights of the parties arising hereunder construed in accordance with, the laws of the Commonwealth of Pennsylvania without reference to principles of conflict of laws.  Nothing herein shall be construed to require either party to do anything in violation of any applicable law or regulation.

16. Confidential Information

Any information or recommendations supplied by any party to this Agreement, which are not otherwise in the public domain or previously known to another party, in connection with the performance of obligations hereunder, including securities or other assets held or to be acquired by the Fund, transactions in securities or other assets effected or to be effected on behalf of the Fund, or financial information or any other information relating to a party to this Agreement, are to be regarded as confidential (“Confidential Information”).

No party may use or disclose to others Confidential Information about another party, except solely for the legitimate business purposes of the Fund for which the Confidential Information was provided; as may be required by applicable law or rule or compelled by judicial or regulatory authority having competent jurisdiction over the party; or as specifically agreed to in writing by the other party to which the Confidential Information pertains. Further, no party may trade in any securities issued by another party while in possession of material non-public information about that party.  Lastly, the Manager may not consult with any other money managers for the Fund about transactions in securities or other assets of the Fund, except for purposes of complying with the 1940 Act or SEC rules or regulations applicable to the Fund. Nothing in this Agreement shall be construed to prevent the Manager from lawfully giving other entities investment advice about, or trading on their behalf in, shares issued by the Fund or securities or other assets held or to be acquired by the Fund.

In witness whereof, the parties hereto execute this Agreement on and make it effective on the Effective Date specified in the first paragraph of this Agreement.

TIFF Investment Program, Inc.,Mission Value Partners, L.L.C.
on behalf of its TIFF International Equity Fund

/s/ Kelly Lundstrom/s/ Andrew McDermott             SignatureSignature

Kelly Lundstrom, Vice PresidentAndrew McDermott, President
Print Name/TitlePrint Name/Title

Schedule I
Dated as of June 1, 2010

to the

Money Manager Agreement (the “Agreement”)
Dated as of June 1, 2010

Between

Mission Value Partners, L.L.C. (the “Manager”) and
TIFF Investment Program, Inc. for its TIFF International Equity Fund (the “Fund”)

As compensation for the services performed and the facilities and personnel provided by the Manager pursuant to the Agreement, the Fund will pay the Manager a fee as set forth below.

The Fund will pay the Manager (i) an asset based fee (the “Investment Management Fee”) plus (ii) a performance based fee (the “Performance Based Fee”), each as described below.

Capitalized terms used throughout this schedule shall have the meanings given to them in the Agreement or as otherwise defined herein.

Definitions Related to Fee Calculations

Average Net Assets: Average Net Assets means the average of the daily net asset values (gross of expenses except custodian transaction charges) of the Managed Assets for the applicable period.

Base Fee Rate:  The Base Fee Rate is a blended rate calculated by applying:
1.00% on the first $100,000,000 of TAS Assets;
0.75% on the next $100,000,000 of TAS Assets;
0.50% on the next $100,000,000 of TAS Assets;
0.25% on all TAS Assets in excess of $300,000,000;
summing the result of each calculation and dividing by TAS Assets to determine an effective fee rate, which shall be the Base Fee Rate.

Excess Return: Excess Return is the arithmetic difference between the annualized performance of the Managed Assets during the applicable period, calculated geometrically, and the annualized performance of the Hurdle during the same period, calculated geometrically.

Final Performance Period:  With respect to a complete withdrawal of Managed Assets by the Fund during the Transitional Period, the Final Performance Period shall be the period commencing on the Start Date through the date of the complete withdrawal of the Managed Assets from the Manager.  With respect to a complete withdrawal of Managed Assets by the Fund during the Post-Transitional Period, the Final Performance Period shall be the period that is 36 full calendar months prior to the date of the complete withdrawal of the Managed Assets from the Manager plus the partial month through such withdrawal date.

Hurdle: The Hurdle for any period is the average monthly change in CPI Urban Consumers Index (as reported by the U.S Bureau of Labor Statistics in the month in which the Performance Based Fee for such period is calculated and paid) in the 36 months ending in the month containing the end date of the period, multiplied by 12, with the result of the calculation rounded to the nearest tenth of a percent, plus the Spread. The Fund and the Manager may determine this method for calculating the Hurdle has become unsatisfactory, in which case it may be amended in accordance with section 11 of the Agreement.

Mission Value Assets:  Mission Value Assets for any period means the average of the total assets under management of the Manager and any of its affiliates at the end of each of the last twelve months of the period.

Post-Transitional Period: The Post-Transitional Period shall commence on the first day of the month that immediately follows the last day of the Transitional Period.

Spread:  If Mission Value Assets are…
Less than or equal to $500,000,000,                                                                           the Spread is 2.00%;
Greater than $500,000,000 up to $750,000,000,                                                                                     the Spread is 3.00%;
Greater than $750,000,000,                                                                           the Spread is 4.00%.

Start Date:  The Start Date is the first day of the first full calendar month after the month in which the Managed Assets are placed with the Manager. This definition shall apply differently to Managed Assets placed with the Manager on different dates.

TAS Assets:  TAS Assets for any period means the daily average over the period of the total assets of funds advised by TIFF Advisory Services, Inc., or its affiliates managed by the Manager or its affiliates, whether through a separate account or an interest in a pooled investment fund.  For assets invested in pooled investment funds, the average will be approximated using the value of the assets in such pooled investment fund at the opening of the period, adjusted by any contributions or withdrawals during the period.

Transitional Period:  The Transitional Period shall commence on the Start Date and shall end on the last day of the calendar month in which a full 36 months of performance has been achieved.

Investment Management Fee with respect to Managed Assets.  The Fund will pay the Manager a monthly asset based fee equal to the Base Fee Rate divided by 12 multiplied by the Average Net Assets of the Managed Assets for the month to which the fee relates.  The Investment Management Fee will be pro-rated for any period that is less than a full calendar month.

Calculation and Payment of Performance Based Fee with respect to Managed Assets.  For each period and upon a complete withdrawal of the Managed Assets, the Performance Based Fee shall be the higher of (i) zero and (ii) the amount determined using the applicable formula set forth below.  The Performance Based Fee shall be payable annually in arrears commencing in the month that follows the last calendar month in Period 1 (as defined below) and each year thereafter in the same calendar month of the year or, in the event of a complete withdrawal of Managed Assets, in the month that follows such withdrawal.

Performance Based Fee with respect to Managed Assets—Transitional Period:

Period 1 (commences on the Start Date and ends on the last day of the 12th full calendar month after the Start Date):  (the lesser of (i) Period 1 Excess Return x 10% or (ii) 1.00%) x Period 1 Average Net Assets.

Period 2 (commences on the Start Date and ends on the last day of the 24th full calendar month after the Start Date):  (2 x (the lesser of (i) Period 2 Excess Return x 10% or (ii) 1.00%) x Period 2 Average Net Assets) – Performance Based Fee paid to-date.

Period 3 (commences on the Start Date and ends on the last day of the 36th full calendar month after the Start Date):  (3 x (the lesser of (i) Period 3 Excess Return x 10% or (ii) 1.00%) x Period 3 Average Net Assets) – Performance Based Fee paid to-date.

Performance Based Fee with respect to Managed Assets—Post-Transitional Period:

For each period: (the lesser of (i) the Excess Return for the 36 month period just ended x 10% or (ii) 1.00%) x Average Net Assets for the 36 month period just ended.

Performance Based Fee with respect to Managed Assets—At Complete Withdrawal of Managed Assets:

Final Performance Based Fee:  ((the lesser of (i) the Excess Return for the Final Performance Period x 10% or (ii) 1.00%) x Average Net Assets for the Final Performance Period) x (the number of days since the end of the 36 month period to which last annual calculation of the Performance Based Fee related through the withdrawal date / 365); provided, however, that for any complete withdrawal of Managed Assets during the Transitional Period, the Final Performance Based Fee shall be: ((the lesser of (i) the Excess Return for the Final Performance Period x 10% or (ii) 1.00%) x Average Net Assets for the Final Performance Period) x (the number of days since the Start Date through the withdrawal / 365) – Performance Based Fee paid to-date.

Agreed and Accepted:                                                                                     Agreed and Accepted:

TIFF Investment Program, Inc.                                                                                     Mission Value Partners, L.L.C.
for its TIFF International Equity Fund

By:           _/s/ Kelly Lundstrom_________                                                                           By:           ____/s/ Andrew McDermott____

Name:                      Kelly Lundstrom                                                      Name:           Andrew McDermott
Title:                      Vice President                                                                Title:           President